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                                                                    EXHIBIT 3(B)
                                  CERTIFICATE
                                      OF
                                   RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                             NEVADA POWER COMPANY


          NEVADA POWER COMPANY, a corporation organized under the laws of the State of Nevada (the "Corporation"), by its President and Secretary, does hereby
certify:     (1) That by resolution of the Board of Directors of the Corporation adopted at a special meeting of the Board of Directors held on July 23, 1999, the Board of Directors authorized and directed the President and Secretary of the Corporation to execute and file this certificate to restate in a single certificate the articles of incorporation of the Corporation, as amended to the date of this Certificate.

             (2) That the following is a correct restatement of the entire text of the Articles of Incorporation of the Corporation, as amended to the date of this Certificate:

[this space intentionally left blank]

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                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                              NEVADA POWER COMPANY



                                   ARTICLE I
                                     Name

The name of the Corporation is Nevada Power Company.


                                  ARTICLE II
                                    Capital

2.1   Authorized Capital Stock.  The amount of the total authorized capital of
      ------------------------
the Corporation consists of: (i) One Thousand (1,000) shares of Common Stock with no par value per share; and (ii) Eight Million (8,000,000) shares of Preferred Stock of which Four Million (4,000,000) shares shall have a par value of twenty-five dollars ($25.00) per share and Four Million (4,000,000) shares shall have a par value of fifty dollars ($50.00) per share.

2.2.  Preferred Stock. The Preferred Stock may be issued by the Corporation from
      ---------------
time to time in one or more series and in such amounts as may be determined by the Board of Directors. The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock, and of each series thereof, shall be such as are fixed by the Board of Directors, authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (hereinafter called "Directors' Resolution").

2.3.  Common Stock.  Except as otherwise required by law, the Articles of
      ------------
Incorporation or as otherwise provided in any Director's Resolution, all shares of Common Stock shall be identical and the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

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2.4.  Relative Ranking of Common Stock.  The Common Stock is junior to the
      --------------------------------
Preferred Stock and is subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as herein set forth and as may be stated in any Directors' Resolution or Resolutions.

2.5.  Assessment of Shares.  The capital stock of the Corporation, after
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the amount of the consideration for the issuance of shares, as determined by the
Board of Directors, has been paid, is not subject to assessment to pay the debts of the Corporation and no stock issued as fully paid up may ever be assessed, and the Articles of Incorporation cannot be amended in this respect.


                                  ARTICLE III
                                Governing Board

3.1  Directors.  The governing board of the Corporation shall be known as the
     ---------
Board of Directors, and its members shall be known as directors, and the number of directors of the Corporation shall be not less than three (3) nor more than fifteen (15). The exact number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

3.2.  Increase or Decrease of Directors.  The minimum and maximum number of
      ---------------------------------
Directors of the Corporation may be increased or decreased from time to time as provided in the bylaws of the Corporation.


                                  ARTICLE IV
                      Directors' and Officers' Liability

No Director or, to the extent specified from time to time by the Board of Directors, officer of the Corporation will be liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, excepting only (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of dividends in violation of NRS 78.300. No amendment or repeal of this Article IV applies to or has any effect on the liability or alleged liability of any Director or officer of this

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Corporation for or with respect to any acts or omissions of the Director or officer occurring prior to the amendment or repeal, except as otherwise required by law. In the event that Nevada law is amended to authorize the further elimination or limitation of liability of directors or officers, then this
Article IV shall also be deemed to be so amended to provide for the elimination or limitation of liability to the fullest extent permitted by Nevada law.

                                   ARTICLE V
                    Amendments to Articles of Incorporation

The provisions of the Articles of Incorporation, except as expressly otherwise herein provided or otherwise required by law, may be amended or altered by a vote of the holders of a majority of the common stock of the Corporation then issued, outstanding and entitled to vote.


          IN WITNESS WHERREOF, the said NEVADA POWER COMPANY has caused this Certificate to be signed by its President and its Secretary this 28/th/ day of July, 1999.

                                    NEVADA POWER COMPANY



                                    By ________________________________
                                       Malyn K. Malquist, President



                                    By ________________________________
                                       William E. Peterson, Secretary

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